Exhibit 99.1

Worksport Announces Participation in the Benzinga Global Small Cap Conference

TORONTO – December 3rd, 2020 - Worksport (OTCQB:WKSP) will be presenting at the Benzinga Global Small Cap Conference taking place on December 8-9, 2020. We invite our shareholders and all interested parties to explore small cap investment opportunities through two days of networking, dealmaking and discovery.

“Worksport is so pleased to be invited to the Benzinga SmallCAP Conference, which has a rapidly growing base of micro-cap. Timing could not better as we recently launched our Regulation-A Public Offering” said Worksport CEO Steven Rossi. “We are very excited about telling our story to virtual micro-cap investors worldwide. We encourage any interested investors to invest directly in our growth at www.invest.worksport.com”

Sign up to get a free spectator pass for the event: https://www.benzinga.com/events/small-cap/

Worksport will be presenting on Tuesday December 8th, 2020 at 4:15PM EST

About the Benzinga Global Small Cap Conference

The Benzinga Global Small Cap Conference bridges the gap between Small Cap companies, investors, and traders. Learn about small cap investing with clearly defined educational modules, take a look at a curated group of small cap investment opportunities, and connect with the global small cap audience in an intimate, virtual setting.

For more information and/or to register for the conference please visit: https://events.benzinga.com/registration-page

We look forward to seeing you there.

About Worksport

Celebrating 10 years of designing and manufacturing the highest quality tonneau covers for pick-up trucks, Worksport attributes its success to continuous hands-on R&D, which has led the company to simple but practical advancements of the most popular truck accessory. Worksport’s latest innovation, however, is anything but simple. Looking to the EV trucks on the horizon, Worksport has developed a product that will allow current and future EV truck owners alike, the ability to harness the power of renewable energy by integrating mobile solar generation and battery banks into its most advanced tonneau cover yet, TerraVis™.

Connect with Worksport

Any interested investors or shareholders are encouraged to follow the company’s social media accounts on Twitter, Facebook, LinkedIn, and Instagram, as well as sign up for the company’s newsletters on both www.invest.worksport.com and www.goterravis.com, to stay up to date on all of the latest news. Worksport will continue to update shareholders, supporters, and investors to maintain the highest level of disclosure and information dissemination as Worksport continues to grow and develop at a very rapid pace.

Connect with Worksport:

LinkedIn

Facebook

Twitter

Instagram

For further information please contact:

Mr. Steven Rossi

CEO & Director

Worksport, Ltd

T: 1-888-554-8789

E: srossi@worksport.com

Forward-Looking Statements

This document may contain forward-looking statements, relating to Worksport, Ltd. operations or to the environment in which it operates, which are based on Franchise Holdings International Inc. operations, estimates, forecasts and projections. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, and/or are beyond Worksport, Ltd.’s ’s control. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, readers should not place any undue reliance on such forward-looking statements. Worksport, Ltd. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. No Stock Exchange or Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.